Exhibit 4.2

EXHIBIT B

TO SECURITIES PURCHASE AGREEMENT

SENIOR SECURED CONVERTIBLE NOTE

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES AND CUSTOMARY REPRESENTATIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS ISSUED SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 30, 2006 (“SECURITIES PURCHASE AGREEMENT”), BY AND AMONG ANTIGENICS INC. AND THE HOLDER OF THIS NOTE.

ANTIGENICS INC.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: [ ] , 200	Principal: U.S. $

FOR VALUE RECEIVED, ANTIGENICS INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [                                ] or its registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 29.

(1) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year of twelve 30-day months from the actual number of days elapsed and shall be payable in arrears for each Interest Period on the last day of the applicable Interest Period during the period beginning on the Issuance Date and ending, subject to earlier acceleration, redemption or conversion, on, and including, the Maturity Date (even if the Maturity Date is not the last day of an Interest Period)

(each, an “Interest Date”) with the first Interest Date being [June/December]     , 200  . Interest shall be payable on each Interest Date to the record holder of this Note on the applicable Interest Date in cash (“Cash Interest”) or, at the option of the Company may be paid in kind notes in the form of Exhibit B to the Securities Purchase Agreement (“PIK Notes”) or a combination thereof, provided that the Interest which accrued during any period will be payable in PIK Notes unless the Company delivers written notice (each a “Cash Election Notice”) of such election to each holder of the Notes on or prior to the twentieth (20th) Company Trading Day prior to the Interest Date (each, an “Interest Election Date”). Each Cash Election Notice must specify the amount of Interest that shall be paid as Cash Interest, if any, and the amount of Interest that shall be paid in PIK Notes. If the Company elects to pay in PIK Notes, such PIK Notes shall be issued to the record holder of the Note within twenty (20) days after the Interest Date. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) in accordance with Section 2(b)(i).

(2) CONVERSION OF NOTES. This Note shall be convertible into (i) shares of the Company’s common stock, par value $.01 per share (the “Company Common Stock”) or (ii) Antigenics MA Stock, on the terms and conditions set forth in this Section 2.

(a) Conversion Right. Subject to the provisions of Section 2(g), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount in multiples of $10,000 (or, if less, any remaining Conversion Amount) into (i) fully paid and nonassessable shares of Company Common Stock in accordance with Section 2(e), at the Conversion Rate (as defined below) or (ii) Antigenics MA Stock, at the Antigenics MA Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Company Common Stock or Antigenics MA Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Company Common Stock or Antigenics MA Stock, the Company shall round such fraction of a share of Company Common Stock or Antigenics MA Stock, respectively, up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Company Common Stock or Antigenics MA Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Company Common Stock or Antigenics MA Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Company Common Stock or Antigenics MA Stock issued upon conversion.

(b) Company Common Stock Conversion Rate. The number of shares of Company Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 2(a)(i) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)	“Conversion Price” means as of any Conversion Date (as defined below) during the period beginning on the Issuance Date and ending on and including the Maturity Date, the Fixed Conversion Price.

(ii)	“Fixed Conversion Price” means [$3.50][1] (also referred to as the “Initial Fixed Conversion Price”), subject to adjustment as provided herein.

(c) Antigenics MA Stock Conversion Rate. The number shares of Antigenics MA Stock issuable upon conversion of any Conversion Amount pursuant to Section 2(a)(ii) (“the Antigenics MA Conversion”) shall be equal to the number of shares constituting x% of the total shares of Antigenics MA stock, where x is calculated by dividing the Conversion Amount by $833,333.00. To convert any Conversion Amount into shares of Antigenics MA Stock on any date (an “Antigenics MA Conversion Date”), the Holder shall give the Company ninety (90) days’ prior written notice (the “Antigenics MA Stock Conversion Notice”) transmitted by facsimile (or otherwise deliver).

(d) Company Buyout Right. Notwithstanding anything in this Section 2 to the contrary, upon receipt of a Antigenics MA Stock Conversion Notice, the Company shall have the right to redeem the Notes subject to the Antigenics MA Stock Conversion Notice (the “Company Buyout Right”) at a price equal to the value of the Conversion Amount plus an amount, when taken together with any Cash Interest payments made prior to the exercise of the Company Buyout Right, that would generate an annual internal rate of return to the Holder of thirty percent (30%) in respect of the Principal. The Company shall have sixty (60) days, following receipt of the Antigenics MA Stock Conversion Notice to give notice of its decision to exercise the Company Buyout Right.

(e) Mechanics of Stock Conversion.

(i)	Optional Conversion. To convert any Conversion Amount into shares of Company Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 2(e)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent (as defined below). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Company Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 2(e)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense,

[1]	The Initial Fixed Conversion Price may be adjusted at any time on or after October 27, 2006 pursuant to section 7(b).

issue and deliver to the holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Company Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock on the Conversion Date to the extent permitted by applicable law.

(ii)	Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with Depository Trust Company for the number of shares of Company Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five (5) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each day of such Conversion Failure in an amount equal to 0.25% of the product of (I) the sum of the number of shares of Company Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Company Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice.

(iii)	Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in the Conversion Notice or Antigenics MA Stock Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)	Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 2(g), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Company Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Company Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(f) Payment of Principal at Maturity; Company Election. On the Maturity Date, the Company shall pay to the Holder the sum of the Principal and accrued and unpaid Interest (“Unpaid Principal Amount”) in same day funds; provided, however, that if the Company has satisfied the Company Election Conversion Condition (as defined below), the Company may elect to pay such Unpaid Principal Amount by converting such Unpaid Principal Amount into the number of Company Common Stock equal to the amount of such Unpaid Principal Amount divided by the ninety percent (90%) of the Weighted Average Price of Company Common Stock during the prior twenty (20) Company Trading Days preceding the Company Election Date (a “Company Election Conversion”). If a Company Election Conversion occurs, the Company and the Holder shall follow the procedures for Conversion set forth in this Section 2; provided, however, the Holder shall not be required to send the Conversion Notice contemplated by paragraph 2(e)(i) above. The “Company Election Conversion Condition” means that the average equity market capitalization for the Company calculated based on the closing prices for the shares of Company Common Stock during the twenty (20) Company Trading Days preceding the Maturity Date , shall be greater than $300,000,000 on a fully diluted basis.

(g) Limitations on Conversions.

(i)	Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Company Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Company Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Company Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Company Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(g)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Section 2(g)(i), in determining the number of outstanding shares of Company Common Stock, the Holder may rely on the number of outstanding shares of Company Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other more recent notice from the Company or the Transfer Agent setting forth the number of shares of

Company Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) Business Days confirm orally and in writing to the Holder the number of shares of Company Common Stock then outstanding. In any case, the number of outstanding shares of Company Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Company Common Stock was reported.

(ii)	Principal Market Regulation. The Company shall not be obligated to issue any shares of Company Common Stock upon conversion of this Note, whether pursuant to this Section 2 or otherwise, if the issuance of such shares of Company Common Stock would exceed the aggregate number of shares of Company Common Stock which the Company may issue upon conversion or exercise of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Company Common Stock in excess of such amount, regardless of whether or not the shares of Company Common Stock are then listed on the applicable market or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. In the event the Company is unable to obtain a written opinion pursuant to Section g(ii)(A), the Company shall use its reasonable best efforts to obtain stockholder approval. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes, shares of Company Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Company Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Company Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(h) Notwithstanding anything in the above provisions to the contrary, if the Holder exercises any of its rights under the Pledge and Security Agreement in Article 9 of the Uniform Commercial Code then it shall no longer have the right to convert its shares into Antigenics MA Stock.

(3) COMPANY CALL OPTION. After October 30, 2009, the Company shall have the option, at any time when the Weighted Average Price of the Company Common Stock during the prior thirty (30) day period is $7.00 (appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction) or higher, to redeem the Note for cash at (100%) of the Conversion Amount, provided that (i) such redemption shall occur on the date that is twenty (20) Company Trading Days (the “Call Date”) following the date of the Company notice and (ii) prior to the Call Date, the provisions in Section 2 shall remain in effect.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events (so long as its continuing) shall constitute an “Event of Default”:

(i)	the Company’s failure to pay to the Holder any amount of Principal or Interest except, in the case of a failure to pay Interest only if such failure continues for a period of at least five (5) Business Days;

(ii)	any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in the Securities Purchase Agreement) of the Company aggregating in excess of $1,000,000;

(iii)	the Company pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) has an involuntary case filed against it and such case is not dismissed within thirty (30) days, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, or (D) makes a general assignment for the benefit of its creditors;

(iv)	a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and which judgment or judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above;

(v)	the Company breaches any representation or warranty in this Note or makes a misleading representation or warranty which results in a material adverse effect on the financial condition of the Company;

(vi)	the Company breaches, in any material respect, a covenant or agreement in this Note which remains uncured after notice for a period of at least thirty (30) consecutive days.; or

(vii)	the Company ceases to operate.

(b) Redemption Right. Promptly after the occurrence of an Event of Default, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and prior to 90 days after written notice from the Company to the Holder that such Event of Default is cured (which written notice shall provide reasonably satisfactory evidence that such Event of Default has actually been cured), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note that the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the Conversion Amount to be redeemed (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. Without limiting any rights of the Holder pursuant to paragraph (b) below, the Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5(a) pursuant to a written agreement prior to such Fundamental Transaction, including an undertaking to deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rate of this Note and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Holder Redemption Right. No sooner than fifteen (15) Business Days nor later than ten (10) Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a

Change of Control Notice is not delivered at least ten (10) Business Days prior to consummation of such Change of Control, at any time on or after the date which is ten (10) Business Days prior to a Change of Control and ending ten (10) Business Days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price equal to 101% of the Conversion Amount being redeemed (the “Holder Change of Control Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5(b), but subject to Sections 2(g), until the Holder Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Company Common Stock pursuant to Section 2.

(6) RIGHT OF FIRST REFUSAL.

(a) Equity Offering. If the Company sells, at any time up to the Maturity Date, an equity interest in Antigenics MA (“Equity Offering”), the Holder shall have a right of first refusal (which shall be transferable to affiliates of the Holder and to a purchaser of this Note and automatically transferred with this Note while this Note is outstanding) to purchase Holder’s pro rata share (in proportion to the principal amount this Note represents to the aggregate principal amount of all the Notes) of up to 50% of such Equity Offering on the same terms as the third party purchaser, including without limitation any preemptive rights in connection with any subsequent offering or sales. In the event that this Note is redeemed prior to the Maturity Date (the “Redemption Date”), this right of first refusal shall survive for the benefit of the entity holding this Note at the time of redemption until the Maturity Date, and after the Redemption Date, such right shall be assignable, in whole or in part, other than to a competitor of GSK, based on the pro rata ownership of the Notes at the time of redemption; provided, however, that no such transfer shall be effected unless the transferee would have the right to purchase at least 10% of the transferor’s right to participate in such Equity Offering.

(b) Offer. The Company shall deliver to the Holder written notice of an Equity Offering, specifying the price and terms and conditions of a proposed Equity Offering. Unless the Company determines not to consummate such Equity Offering, the Holder shall have a period of ten (10) Business Days from the date of the notice from the Company (the “10-Day Period”) to irrevocable determine whether to exercise this right.

(c) Notice of Acceptance. Holder shall evidence its intention to accept the Offer by delivering a written notice setting forth the equity interest, subject to Section 6(a) above, that it elects to purchase (the “Notice of Acceptance”). The Notice of Acceptance must be delivered to the Company prior to the end of the 10-day Period.

(d) Purchase of Shares. If the Holder tenders its Notice of Acceptance prior to the end of the 10-day Period indicating its intention to purchase its pro rata share of the Equity Offering, the Company shall schedule a closing. Upon the closing of the sale of the Equity

Offering to be purchased by the holders, the Holder shall (i) purchase from the Company that portion of the Equity Offering for which it tendered a Notice of Acceptance upon the terms specified in the Offer, and (ii) execute and deliver an agreement further restricting transfer of such Equity Offering. The obligation of any Holder to purchase such Equity Offering is further conditioned upon the preparation of a purchase agreement embodying the terms of the Equity Offering, which shall be reasonably satisfactory in form and substance to the participating Holders.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Fixed Conversion Price upon Issuance of Company Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Company Common Stock (including the issuance or sale of shares of Company Common Stock owned or held by or for the account of the Company, but excluding shares of Company Common Stock comprising Excluded Securities) for a consideration per share (the “New Issuance Price”) less than $3.00 (the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to a 16.66% premium to the New Issuance Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 7(a), the following shall be applicable:

(i)	Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Company Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Company Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Company Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Company Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Company Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Company Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)	Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Company Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Company Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the

“price per share for which one share of Company Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Company Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Company Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

(iii)	Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Company Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Company Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(iv)	Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Company Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Company Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Company Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Company Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) Business Days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) Business Day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)	Record Date. If the Company takes a record of the holders of Company Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Company Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Company Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Company Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Company Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Company Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Company Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 7.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Company Common Stock a number of shares of Company Common Stock for each of the Notes equal to the number of shares of Company Common Stock as shall be necessary to effect the conversion of all of the Notes. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Company Common Stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Company Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding at the Company Conversion Price (the “Required Reserve Amount”). The initial number of shares of Company Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Company Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Company Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Company Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its reasonable best efforts to immediately take all action necessary to increase the Company’s authorized shares of Company Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Company Common Stock (the earlier of the date of such meeting and such ninetieth day, the “Authorized Share Failure Stockholder Meeting Deadline”).

(10) HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s valid Event of Default Redemption Notice. If the Holder has submitted a Holder

Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the Holder Change of Control Redemption Price to the Holder, concurrently with the consummation of such Change of Control if such notice is received by the Company prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(11) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Other than (x) in connection with employee stock repurchases pursuant to an Approved Stock Plan existing as of the date hereof and (y) cash payments in lieu of fractional shares of Company Common Stock, until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on shares of Company Common Stock without the prior express written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(12) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a holder of Company Common Stock as a result of being a holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(13) AFFIRMATIVE COVENANTS.

(a) Corporate Existence. The Company shall, and shall cause Antigenics MA to, so long as any holder of the Notes or any affiliate of such holder beneficially owns a Note or Notes (or any interest therein), maintain its corporate existence in good standing and pay its taxes when due except for disputed taxes which could not reasonably be expected to have a Material Adverse Effect on its consolidated business or financial condition. The Company shall notify the Holder of any change of name, jurisdiction of incorporation, principal place of business or any similar change with respect to the Company or Antigenics MA.

(b) Maintenance of Properties. The Company shall, and shall cause Antigenics MA to, (i) keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are necessary for the efficient operation of its business and (ii) take all reasonable actions to possess and maintain all Intellectual Property Rights (as defined in the Securities Purchase Agreement) material to the conduct of their respective business and all right, title and interest in and to (subject to Permitted Liens), or have a valid license for, all such Intellectual Property Rights.

(c) Compliance with Material Agreements. The Company shall, and shall cause Antigenics MA to comply with all material agreements to which it is a party.

(d) Financial Statements. To the extent not available electronically with the SEC, the Company shall deliver to the Holder on a consolidated basis (including any Subsidiaries) (i) as soon as practicable, but no later than 120 days following the end of each fiscal year, annual audited financial statements (including balance sheets, income statements and statements of cash flow) of the Company and its consolidated Subsidiaries on a consolidated basis; and (ii) commencing with the third fiscal quarter of 2006, as soon as practicable, but no later than 45 days following the end of each fiscal quarter, quarterly unaudited financial statements (including balance sheets, income statements, statements of cash flow and store profitability figures) of the Company and its consolidated Subsidiaries on a consolidated basis. In addition, if at any time Antigenics MA is not a wholly owned subsidiary of the Company, then the Company shall cause Antigenics MA to deliver to the Holder audited financial statements (including balance sheets, income statements and statements of cash flow). All such financial statements shall be prepared in accordance with the GAAP, applied on a consistent basis.

(e) Other Reports. To the extent not available electronically with the SEC or on the Company’s website, the Company shall promptly furnish to the Holder all press releases, budgets, statements of operations and other documents or reports furnished to stockholders of the Company and, if applicable, Antigenics MA.

(f) Insurance. The Company shall, and shall cause Antigenics MA to, be insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.

(g) Payment of Taxes and Claims. The Company shall, and shall cause Antigenics MA to, to pay and discharge when due all obligations and liabilities, including tax liabilities, except for disputed obligations and/or liabilities, including taxes, which could not reasonably be expected to have a Material Adverse Effect on its consolidated business or financial condition.

(h) Access to Company and Employees. The Company shall, and shall cause Antigenics MA to, permit representatives of the Holder to visit and inspect any of its respective properties and to discuss its affairs, finances and accounts with its respective officers, employees and independent public accounts as often as may reasonably be desired, but in no event more than twice in any fiscal year.

(i) Notices of Litigation, Defaults, etc. The Company shall, and shall cause Antigenics MA to, promptly furnish to the Holder notice of (i) any material litigation or any administrative or arbitration proceeding in an aggregate amount in excess of $200,000, (ii) any labor dispute or other work stoppage, and (iii) any default or breach of Environmental Laws (as defined in the Securities Purchase Agreement).

(j) Environmental Law. The Company shall and shall cause Antigenics MA to comply with all Environmental Laws other than violations which will not result in a Material Adverse Effect on the financial condition of the Company.

(k) Intellectual Property. The Company shall, or shall cause Antigenics MA, to at all times own all right, title and interest in all Intellectual Property Rights, which the Company or Antigencis MA own as of the Issuance Date, relating to QS-21 and AG-707. Notwithstanding anything in this Section 14(k) to the contrary, the Company may consummate a Spin-off (as such term is defined the Pledge and Security Agreement), enter into partnership, license and collaboration agreements and other similar arrangements.

(14) NEGATIVE COVENANTS.

Except as disclosed on Company filings with the SEC prior to the date hereof:

(a) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and shall not permit Antigenics MA to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement), other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.

(b) Existence of Liens. So long as this Note is outstanding, the Company shall not, and shall not permit Antigenics MA to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance in an aggregate amount in excess of $5,000,000, upon or in any property or assets (including accounts and contract rights) owned by the Company or Antigenics MA (collectively “Liens”), other than (i) pursuant to the Pledge and Security Agreement and (ii) Permitted Liens.

(c) Restricted Payments. Except as set forth on Schedule 14(c), the Company shall not, and shall not permit Antigenics MA to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(d) Investment, Loan and Advances. Except as listed on Schedule 14(d), the Company shall not, and shall not permit Antigenics MA to, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire stock, bonds, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (collectively “Investments”) other than Permitted Investments.

(e) Mergers, Asset Dispositions and Acquisitions. The Company shall not, and shall not permit Antigenics MA to, merge or consolidate with any other Person or acquire (in any way whatsoever, in one or a series of transactions) shares or assets of any other Person, or sell all or otherwise dispose of any of its shares or assets or the shares or assets of any of its Subsidiaries, or acquire (in any way whatsoever, in one or a series of transactions) any of the shares or assets of a Person, business or line of business, unless (a) the Company is the surviving entity in such merger, consolidation, transfer, sale or acquisition, or (b) the Person acquiring the shares or assets of the Company or its Subsidiaries shall be solvent (both before and after giving effect to such transaction) and shall have executed and delivered to the Holder an assumption of the due and punctual performance and observance of each covenant and agreement of the Company under the Transaction Documents.

(f) Related Party Transactions. Except in the ordinary course of business, the Company shall not, and shall not permit Antigenics MA to, enter into transactions of the type discussed under Item 404(a) of Regulation S-X (including with respect to monetary limitations).

(g) Asset Sales. The Company shall not, and shall not permit Antigenics MA to, sell or dispose of any of its assets other than (i) sales of obsolete assets in the ordinary course of business, (ii) sales of inventory in the ordinary course of business in a manner consistent with past practice, or (iii) as not prohibited under Section 14(e).

(h) Business Activities. The Company shall not, and shall not permit Antigenics MA to, exit the life sciences business.

(15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(16) TRANSFER. This Note and any shares of Company Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Sections 2(g) and 2(h) of the Securities Purchase Agreement.

(17) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the

Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 2(e)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.

(18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the Redemption Price or the arithmetic calculation of the Conversion Rate, Antigenics MA Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. To the extent of a good faith dispute by the Company, any related penalty payments due hereunder shall not be made until such dispute is resolved.

(23) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price or Antigenics MA Conversion Rate, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Company Common Stock, (B) with respect to any pro rata subscription offer to holders of Company Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(26) NO PERSONAL LIABILITY. None of the Company’s past, present or future directors, officers, employees or stockholders, as such, shall have any liability for any of the Company’s obligations under this Note or for any claim based on, or in respect or by reason of, such obligations or their creation. Except as otherwise provided by applicable law, by accepting this Note, the Holder waives and releases all such liability and such waiver and release is part of the consideration for the issue of this Note.

(27) CONFIDENTIALITY. At no time will a party, without the prior written consent of any other party, make any press releases or public announcements concerning this Note; provided, however, that any party may make any public disclosure required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure). Each party shall keep confidential any and all information obtained in connection with this Note and shall not disclose any such information to any other Person except: (a) with the prior written consent of the other party; (b) as required by law, regulation, or court order, but only after notice has been provided to such other party; or (c) for such information as shall have been publicly disclosed other than in violation of this Note or of any other obligation of confidentiality to such other party.

(28) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “AG-707” means an investigational therapeutic vaccine for the treatment of genital herpes consisting of recombinant heat shock proteins complexed with multiple peptides derived from herpes simplex 2 virus.

(b) “Antigenics MA” means Antigenics Inc., a Massachusetts corporation.

(c) “Antigenics MA Stock” means up to a thirty percent (30%) interest in Antigenics MA.

(d) “Approved Stock Plan” means any employee benefit plan, contract or arrangement which has been, or is in the future, approved by the Company Board of Directors, including a committee thereof, pursuant to which the Company’s securities may be issued to employees, consultants, officers or directors.

(e) “Bloomberg” means Bloomberg Financial Markets.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g) “Change of Control” means any (i) Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (C) the majority of the Company Board of Directors in place prior to a Fundamental Transaction remains the majority of the Company Board of Directors following such Fundamental Transaction, (ii) a change within any 12-month period of a majority of the Company Board of Directors of the Company in connection with the acquisition by a Person (or Persons acting in concert) of 30% or more of the Company Common Stock; or (iii) an amalgamation or arrangement whereby Company Common Stock ceases to exist and a Person (or Persons acting jointly or in concert) acquire control of the Company.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(j) “Company Board of Directors” means the board of directors of the Company or any authorized committee of the board of directors.

(k) “Company Election Date” means three Company Trading Days prior to the Maturity Date.

(l) “Company Trading Day” means any day on which the Company Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Company Common Stock, then on the principal securities exchange or securities market on which the Company Common Stock is then traded; provided that “Company Trading Day” shall not include any day on which the Company Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Company Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(m) “Conversion Amount” means the amount of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is made, and (B) accrued and unpaid Interest with respect to such Principal.

(n) “Conversion Date” means the date on which any Conversion Amount is converted into shares of Company Common Stock.

(o) “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.

(p) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc. or The Nasdaq SmallCap Market.

(q) “Excluded Securities” means any Company Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes; (iii) pursuant to a bona fide firm commitment underwritten public offering with an institution that regularly underwrites as a principal part of its business public offerings on a firm commitment basis which generates gross proceeds to the Company in excess of $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) securities issued in connection with corporate partnering transactions on terms approved by the Board of Directors of the Company and the primary purpose of which is not to raise equity capital; (v) in connection with a strategic licensing arrangement, corporate partnering transaction or similar collaboration and (vi) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuable Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuable Date to decrease the price, increase the number of shares issuable thereunder or extend the term of such Options or Convertible Securities; issued or issuable upon conversion of the Notes.

(r) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires up to 50% of the outstanding shares of Company Common Stock not including any shares of Company Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Company Common Stock.

(s) “GSK” means GlaxoSmithKline Biologicals SA, a Belgian company, having an address at 89 rue de l’Institut, 1330 Rixensart Belgium.

(t) “Interest Rate” means eight percent (8.0%) per annum.

(u) “Issuance Date” means [            ]     , 200  .

(v) “Maturity Date” means August 30, 2011, as extended at the option of the Holder.

(w) “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.

(x) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(y) “Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of six percent (6%) per annum, (B) up to $5 million of aggregate Indebtedness, (C) up to $12,000,000 in Indebtedness for the sole purpose of financing an exclusive manufacturing facility for QS-21, (D) Indebtedness secured by Permitted Liens, (E) Indebtedness to trade creditors incurred in the ordinary course of business, (F) Permitted Non-Recourse Indebtedness, (G) any Indebtedness listed on Schedule 3(p) of the Securities Purchase Agreement and (H) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(z) “Permitted Investments” means (A) investments outstanding on the Closing Date and identified on Schedule 14(d), (B) accounts receivables owing to either the Company or Antigenics MA, (C) investment in cash or Cash Equivalents, (D) negotiable instruments held for collection in the ordinary course of business, (E) loans and advances, in the ordinary course of business, to directors, employees and officers of the Company, (F) intercompany loans between the Company and any Subsidiary, (G) investments in securities of trade creditors or customers in the ordinary course of business, and (H) other Investments in an aggregate amount not to exceed $7,500,000 at any time outstanding.

(aa) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (ix) Lien securing Permitted Indebtedness, and (x) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(iv).

(bb) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(cc) “Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Issuance Date, made by the Company in favor of the Holder.

(dd) “Pledged Collateral” has the meaning ascribed to such term in the Pledge and Security Agreement.

(ee) “Principal Market” means the Nasdaq National Market.

(ff) “QS-21” means [a substantially pure saponin adjuvant isolated from crude Quillaja saponaria tree extract and referred to as QS-21, a Stimulonâ adjuvant.

(gg) “Redemption Notice” means any of an Event of Default Redemption Notice or Holder Change of Control Redemption Notice .

(hh) “Redemption Price” means any of an Event of Default Redemption Price or Holder Change of Control Redemption Price.

(ii) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(jj) “SEC” means the United States Securities and Exchange Commission.

(kk) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the date hereof, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(ll) “Subsidiary” means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be general partner or joint venturer.

(mm) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(nn) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(oo) “Transfer Agent” means the Company’s transfer agent.

(pp) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(qq) “Interest Period” means, initially, the period beginning on and including the Issuance Date and ending on and including [June 30/December 30], 200_ and each successive period as follows: the period beginning on and including [December 31/July 1] and ending on and including [June 30/December 30]; the period beginning on and including [December 31/July 1] and ending on and including [June 30/December 30].

(30) SECURITY. The Notes shall be secured by and to the extent provided in the Pledge and Security Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

ANTIGENICS INC.

By:
Name:
Title:

EXHIBIT I

ANTIGENICS INC.

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE

INTO COMMON STOCK

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by Antigenics Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Company Common Stock, par value $.01 per share (the “Company Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the holder of the Note submitting this Conversion Notice that, after giving effect to the conversion provided for in this Conversion Notice, such holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Company Common Stock which exceeds the maximum percentage of the total outstanding shares of Company Common Stock as determined pursuant to the provisions of Section 2(g)(i) of the Note.

Please confirm the following information:

Conversion Price:

Number of shares of Company Common Stock to be issued:

Please issue the Company Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [INSERT TRANSFER AGENT NAME] to issue the above indicated number of shares of Company Common Stock in accordance with the Transfer Agent Instructions dated October             , 2006 from the Company and acknowledged and agreed to by [INSERT TRANSFER AGENT NAME].

ANTIGENICS INC.

By:
Name:
Title:

Schedule 14(c)

Restricted Payments

1. The Company owes $1,065,800 as debt to General Electric Corporation.

2. The Company may owe a capital call of $375,000 to Applied Genomic Technology Capital Fund.

3. Antigenics MA owes $146,061 in the form of subordinated debentures plus accrued interest of $51,590.

Schedule 14(d)

Permitted Investments

1. The Company may owe a capital call of $375,000 to Applied Genomic Technology Capital Fund.